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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-3 No. 333-80669) of Borders Group. Inc., in the Registration Statement (Form S-8 No. 333-88805) pertaining to the Borders Group, Inc. 1998 Stock
Option Plan and in the Registration Statement (Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Management Stock Purchase Plan, Borders Group, Inc. Stock Option Plan, Borders Group, Inc. Employee Stock Purchase Plan, Borders Group, Inc. Director Stock Plan, Borders Group, Inc. 401(k) Plan, and Borders Group, Inc. Savings Plan for Employees Working in Puerto Rico of our report dated March 15, 2001, with respect to the consolidated financial statements of Borders Group, Inc. included in this Form 8-K for the year ended January 28, 2001.

/s/ Ernst & Young LLP

Detroit, Michigan
April 12, 2001